                          UNION NATIONAL BANCORP, INC.
                              117 East Main Street
                           Westminster, Maryland 21157

                                 PROXY STATEMENT

                             SOLICITATION OF PROXIES

         This Proxy Statement is being mailed on or about March 24, 1998, to the stockholders of Union National Bancorp, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors to be used at the Annual Meeting of Stockholders to be held on Tuesday, April 21, 1998, at 10:00 a.m. local time, and at any adjournments or postponements thereof, at the Comfort Inn, 451 WMC Drive, Westminster, Maryland 21157 ("Annual Meeting").

         The close of business on March 17, 1998 has been fixed as the ("Record Date") for the determination of stockholders of the Company entitled to receive notice of and to vote at the Annual Meeting. On the Record Date there were 1,674,870 shares of the Company's Common Stock, $.01 par value per share ("Common Stock") outstanding. Each share of Common Stock outstanding on the Record Date is entitled to one vote upon each matter properly submitted at the Annual Meeting.

         At the Annual Meeting, the holders of Common Stock will be asked to elect directors and ratify the selection of Keller Bruner & Company, L.L.C. as the Company's independent auditors for the year ending December 31, 1998.

         The Board of Directors has selected William R. Klinger and Ethan A. Seidel, or either of them, to act as proxies with full power of substitution. If no instructions are specified in the proxy, it is the intention of the persons named therein to vote FOR the election of the nominees named herein as directors of the Company and to vote FOR the ratification of the selection of Keller Bruner & Company, L.L.C. as independent auditor. Proxies may be revoked by a stockholder at any time prior to its use by execution of another proxy bearing a later date, or by written notice delivered to the Secretary at the Company's address or at the meeting. The cost of the solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally, or by telephone or telegraph, by officers, directors and regular employees of the Company or of The Union National Bank of Westminster (the "Bank"), none of whom will receive additional compensation for such services.

                     ELECTION OF DIRECTORS (PROPOSAL NO. 1)

         As of the conclusion of the 1997 Annual Meeting of the Company's Stockholders, the Board of Directors of the Company consisted of 14 directors. In accordance with the Company's Articles of Incorporation on December 9, 1997 the Board of Directors elected to increase the number of Directors to 15 and appointed Larry A. Van Sant, Sr. to fill the vacancy until the next Annual Meeting (April 1998). The Company's Articles of Incorporation provide that the Board of Directors is divided into three classes, as nearly equal in number as possible, with one class of directors being elected at each Annual Meeting. Consistent with those articles, the Board of Directors places Mr. Van Sant in a class of Directors whose terms expire this year, and will pass a resolution to place Virginia W. Smith in a three year class of director, effective as of April 1999, subject to the condition of her continued employment as President and CEO of the Company and stockholder approval.

         The proxies solicited hereby, unless directed to the contrary, will be voted FOR the election as directors of the nominees listed below. Directors are elected by a plurality of the votes cast by the holders of shares of Common Stock present in person or represented by proxy at the Annual Meeting, with a quorum present. For purposes of the election of directors, abstentions and broker non-votes do not affect the plurality vote. Each nominee has consented to serve as a director, if elected. The Board of Directors has no reason to believe that any nominee will be unwilling or unable to serve as a director but, if for any reason any nominee is not willing or able to serve as a director, the accompanying proxy will be voted FOR a substitute nominee chosen by the Board of Directors.

                Information as to Nominees & Incumbent Directors



Nominee for election-term     Age      Director Since   Position(s) Held
expiring in 1999
-------------------------     ---      ---------------  ----------------

Virginia W. Smith             48       1996             Director & Chief Executive Officer

Nominees for election-
term expiring in 2001

K. Wayne Lockard              64       1973             Director & Chairman of the Board
Donald C. Essich              65       1983             Director & Vice Chairman
Kenneth B. Wright             55       1986             Director
Robert T. Scott               54       1990             Director
Larry A. Van Sant, Sr.        45       1998             Director

Incumbent Directors-  term
 expiring in 1999

Joseph H. Beaver, Jr.         64       1971             Director
Wesley D. Blakeslee           50       1988             Director
Dean H. Griffin               63       1984             Director
Ethan A. Seidel               55       1995             Director
Ellen Willis Miller           50       1995             Director

Incumbent Directors -term
 expiring in 2000

William R. Klinger            42       1988             Director
Bernard L. Jones, Sr.         56       1991             Director
Robert L. Bullock             61       1983             Director
David L. Brauning             60       1988             Director



                              DIRECTOR BIOGRAPHIES

Joseph H. Beaver, Jr. served as President of the Bank since 1971 and of the Company since 1994 until his retirement of both, effective January 12, 1996. Mr. Beaver is active in numerous non-profit organizations.

Wesley D. Blakeslee is an attorney in private practice in Westminster, Maryland. He is a member of the Carroll County and Maryland Bar Associations. He is also President of Will Plan Corporation.

David L. Brauning, Sr. is a longtime representative of Nationwide Insurance located in Finksburg, Maryland. Mr. Brauning is a member of the Board of the Maryland State Fair. He has been active in local 4H activities.

Robert L. Bullock is the owner of Bullock's Country Meats in Smallwood, Maryland. He is a longtime director of Hoffman Home in Gettysburg, Pennsylvania.

Donald C. Essich is Vice Chairman of the Board of the Bank and the Company. He is currently in Real Estate Development. Prior to that he has been involved in various agriculture related businesses. He has served as President of the local and statewide Farm Bureau. He has served on many local committees involved with agriculture.

Dean H. Griffin, M.D. is a family practice medical doctor in Westminster, Maryland.

Bernard L. Jones, Sr. is a senior engineer/systems technologist for Tracor Systems Technologies, Inc. in Rockville, Maryland. Mr. Jones is the President of HOPE, Inc., a local developer of low cost housing. Mr. Jones has been appointed to a 5 year term for the Maryland Affordable Housing Trust.

William R. Klinger is the owner and general manager of Star Vending Service. Prior to starting his own business, Mr. Klinger was a sales manager for Mid-Atlantic Coca-Cola Company and Vice President of Westminster Coca Cola Bottling Company.

K. Wayne Lockard is the Chairman of the Board of the Bank and the Company. He is a self employed Real Estate Consultant and partner in "Lockard Properties", developers and investors of commercial and residential real estate. He actively serves on numerous Boards and committees at Carroll County General Hospital and is a member of the Board of Trustees of Lancaster Theological Seminary.

Ellen Willis Miller is Director of Business and Industry Training at Carroll Community College in Westminster. Prior to joining Carroll Community College, she owned and operated her own small business. Mrs. Miller is active in numerous non-profit organizations.

Robert T. Scott D.D.S. is an orthodontist practicing as Senior Partner of Scott-Lawyer Partnership with offices throughout Carroll County.

Ethan A. Seidel is the Vice President of Administration and Finance at Western Maryland College. Dr. Seidel also teaches economics at the college. He has received numerous awards for teaching excellence and has been very instrumental in the success of the Junior Achievement Economics Program.

Virginia W. Smith was elected President and Chief Executive Officer of the Company and of the Bank on January 12, 1996. She served as Executive Vice President of the Bank from August 1995 to January 1996. Prior to joining the Bank she had 12 years experience as a Senior Executive for Bank of Baltimore and Signet. She is Vice President of the Carroll County General Hospital Foundation Board, Vice Chairman of Carroll County United Way Partnership and serves on the Board of Directors of the Baltimore Branch of the Federal Reserve Bank.

Larry A. Van Sant, Sr. was elected Director on December 9, 1997 and began his service as Director January 13, 1998. Mr. Van Sant is President and owner of Van Sant Plumbing & Heating, Inc. in Mount Airy, Maryland. Mr. Van Sant is currently on the Board of Trustees of Frederick Memorial Hospital, a member of the Mt. Airy Rotary Club and various trade associations related to his business.

Kenneth B. Wright is the owner and President of Towne Pride Interiors in Hampstead, Maryland. Mr. Wright has served on the Carroll County Chamber of Commerce, has been a board member of the Carroll County YMCA, Hampstead Business Association and various trade associations related to his business.

                             MANAGEMENT BIOGRAPHIES

         Set forth below are the names, ages, current positions and a brief description of the business experience over the past five years of the principal officers who are not directors of the Company.

Gabrielle M. Peregoy - 40 - Treasurer - Treasurer of the Company since August 1997 and Vice President of the Bank since April 1997. Mrs. Peregoy oversees all financial aspects of the Company: accounting, tax liabilities and investments. Mrs. Peregoy joined the Bank in 1984 as Administrative Assistant, promoted to Investment Manager in 1993 and promoted to Funds Manager in 1996.

Denise L. Baker - 44- Secretary - Secretary to the Company since 1994 and Vice President of the Company since April 1997. Cashier and Secretary to the Board of Directors of the Bank since 1989. Mrs. Baker has held numerous positions with the Bank since she joined the Bank in 1972.

Steven L Wantz - 39 - Senior Vice President of the Bank since April 1997. Mr. Wantz joined the Bank in 1976 and held position of Auditor from 1978 to 1985 when he was promoted to Officer in Charge of Operations and currently oversees all aspects of operations.

Bradley T. Duggan - 38 - Senior Vice President of the Bank since August 1997. Mr. Duggan joined the Bank in August 1997 as Chief Lending Officer. Mr. Duggan oversees all areas of commercial lending. For the 12 years prior to joining the Bank, Mr. Duggan was employed by another community bank as a Commercial Lending Unit Manager.

                              MEETINGS OF DIRECTORS

         The Company's Board of Directors conducts its business through meetings of the Board and committees of the Board. During the 1997 fiscal year, the Board of the Company held nine (9) meetings and the Board of the Bank held twenty-four
(24) meetings. No director attended fewer than 75% of the regularly scheduled meetings of the Boards of Directors or committee meetings on which such board member served during this period. The Board of Directors has a Finance & Control Committee, a Lending Oversight Committee, a Technology & Support Services Committee, a Community Banking Development Committee, and a Management Oversight Committee.

         The Finance & Control (Audit) Committee meets with the Bank's internal and independent auditors to review all aspects of the Bank's accounting procedures and the Bank's controls. The committee also reviews and recommends policies on risk management, compliance, investments and asset & liability management. The committee reports its findings to the Board. During 1997 there were twelve (12) meetings of this committee. The members are: William R. Klinger, Ethan A. Seidel and Wesley D. Blakeslee.

         The Lending Oversight Committee monitors compliance with Bank policy, treatment of problem loans, other real estate owned, delinquency, and charge offs. The committee also reviews and recommends policies and standards of practice concerning loan policy, loan loss reserve adequacy and loan review. The committee met twelve (12) times during 1997. The members are: Robert L. Bullock, Dean H. Griffin and Kenneth B. Wright.

         The Technology & Support Services (Operations) Committee monitors all aspects of the Bank's internal operations, including technology, alternative delivery systems, personnel policy and employee training. The committee met twelve (12) times during 1997. The members are: Robert T. Scott, David L. Brauning and Joseph H. Beaver, Jr.

         The Community Banking Development Committee monitors all aspects of marketing, products, locations, service quality and investment/retirement services. The committee also reviews and recommends the Community Banking strategy, performance standards, Advisory Boards/Community involvement and CRA activities. The committee met twelve (12) times during 1997. The members are:
Ellen Willis Miller, Donald C. Essich and Bernard L. Jones, Sr. (Effective January 13, 1998 Larry A. Van Sant, Sr. was added to the committee.)

         The Management Oversight Committee is responsible for review of performance of Senior Management of the Company and the Bank, approves salary recommendations to the Board, serves as compensation committee, serves as a nominating committee for new board members, reviews new initiatives and strategies prior to presentation to the Board and other matters pertinent to board governance. The committee met eleven (11) times during 1997. The members are: Robert L. Bullock, William R. Klinger, Kenneth B. Wright, Dean H. Griffin,
K. Wayne Lockard, Donald C. Essich and Virginia W. Smith.

                            COMPENSATION OF DIRECTORS

         Directors of the Company do not receive compensation in that capacity. However, as directors of the Bank they will receive compensation for serving on the Board of Directors in the following amounts: $1,000 per month for the Chairman of the Board, $700 per month for the Vice Chairman of the Board, and $600 per month for all other directors. In addition, all directors of the Bank receive $100 for each committee meeting and special meeting of the Board of Directors in which they are in attendance. During 1992 the Bank entered into an agreement with members of its Board of Directors to allow director fees to be deferred until retirement. The director may defer a portion or all of his fee until retirement. Those fees deferred will be paid either in a lump sum or over a pre-determined period of up to fifteen years at retirement or separation from the Company.

                CERTAIN TRANSACTIONS WITH DIRECTORS AND OFFICERS

Indebtedness of Management:

         During the past year the Company has had, and expects to have in the future, banking transactions in the ordinary course of its business through the Bank, its wholly-owned banking subsidiary, with its directors and executive officers and with their associates. Such transactions are on substantially the same terms, including interest rates, collateral, and repayment terms on loans, as those prevailing at the same time for comparable transactions with others. The extensions of credit by the Bank to these persons have not, and do not currently, involve more than the normal risk of collectibility or present other unfavorable features. At December 31, 1997, the outstanding principal balance of loans to directors and executive officers and their associates, including loans guaranteed by any such person, aggregated $5,190,487 which represented approximately 26% of the Bank's equity capital accounts.

Lease Agreements:

         In 1986, the Bank entered into a lease involving 2,400 square feet of office space in Hampstead Maryland, at a monthly rental of $3,150, which UNB uses as its Hampstead branch office. The lessor of the property is K. Wayne Lockard, Chairman of the Board, and his wife, Bonnie M. Lockard, both of whom are stockholders of the Bank. The lease was negotiated on an arm's-length basis, and is subject to terms that are generally prevailing in the area for comparable properties. In the opinion of the Company's Board, the terms of the lease are at least as favorable to the Bank as could have been obtained from unaffiliated third parties and the lease is fair and reasonable to the Bank.

Certain Business Relationships:

         The Bank has retained, among others, Wesley D. Blakeslee, P.C., the law firm of Director Wesley D. Blakeslee, on an at-will basis to perform collection work. Fees for collection work are assessed on an hourly basis for consumer loans and on a percentage of the amount collected for residential mortgages and commercial loans. The Bank paid $43,325 in 1997 for these services. The retention of Mr. Blakeslee's firm was negotiated on an arm's-length basis, and is subject to terms that are within the range generally prevailing in this area for collection work. In the opinion of the Company's Board of Directors, the terms are at least as favorable to the Bank as could have been obtained from unaffiliated third parties and are fair and reasonable to the Bank.

                     VOTING STOCK AND PRINCIPAL STOCKHOLDERS

         The following table sets forth information regarding the ownership of Common Stock by directors, each executive officer of the Company and the Bank and each person who was known to own beneficially, directly or indirectly, more than 5% of the Company's Common Stock outstanding on February 27, 1998. The address of each person below is the address of the Company.



Name of                       Common Stock                       Percent of Class
Director/Executive Officer    Beneficially Owned (1)             Beneficially Owned
--------------------------    ----------------------             ------------------
Baker, Denise L                          7,675                        *  (2)
Beaver, Joseph H., Jr                   47,168                        2.8(3)
Blakeslee, Wesley D                      3,944                        *  (4)
Brauning, David L                       26,905                        1.6(5)
Bullock, Robert L                       14,876                        *
Duggan, Bradley T                        2,237                        *
Essich, Donald C                         4,920                        *
Griffin, Dean H. , M.D                  11,509                        *  (6)
Jones, Bernard L., Sr                      600                        *
Klinger, William R                         760                        *
Lockard, K. Wayne                        9,735                        *  (7)
Miller, Ellen Willis                       200                        *
Peregoy, Gabrielle M                     1,965                        *  (8)
Scott, Robert T., D.D.S                  2,328                        *  (9)
Seidel, Ethan A                          1,260                        *
Smith, Virginia W                       54,611                        3.3(10)
Van Sant, Larry A., Sr                     544                        *
Wantz, Steven L                         11,200                        *  (11)
Wright, Kenneth B                        2,812                        *  (12)
All directors and executive officers
   as a group ( 19  persons)           205,049                      12.24

Name of Beneficial Owners

Union National 401(k) plan             120,627                        7.2(13)
Virginia C. Wantz                      127,632                        7.6(14)



*     Less than 1% of Company's outstanding Common Stock.

1) Except as otherwise indicated and except for shares held by members of an individual's family or in trust, all shares are held with sole investment and voting power. Fractional shares resulting from participation in the dividend reinvestment plan have been rounded to the nearest whole share. Share amounts have been adjusted to reflect the 2-for-1 stock split (effected through a 100% stock dividend) declared on January 27,1998.

2)    Includes 7,474 shares held in the Union National 401(k) Plan.

3) Includes 1,100 shares owned by Katherine G. Beaver and 1230 shares owned by Sean P.R. Beaver, as to which Mr. Beaver disclaims beneficial ownership.

4)    Includes 3,140 shares held in IRA.

5) Includes 9,192 shares held by Mr. Brauning and Horace S. Brauning, Jr., as Trustees Under the Last Will and Testament of Anna M. Brauning, as to which Mr. Brauning disclaims beneficial ownership and 4,582 shares held in wife's 401(k) Plan.

6) Includes 603 shares owned by John W. Griffin & Dean H. Griffin, Jt. Ten. and 381 shares owned by Etta Ray Griffin, as to which Mr. Griffin disclaims beneficial ownership.

7) Includes 2,403 shares owned by Bonnie M. Lockard, as to which Mr. Lockard disclaims beneficial ownership.

8) Includes 1816 shares held by reporting person in Union National 401(k) Plan and includes 149 shares held by reporting person and husband.

9) Includes 322 shares held jointly by reporting person and wife and 800 shares held by reporting person under the Robert T. Scott, DDS PTA Pension Plan.

10)   Includes 138 shares held by reporting person in Union National 401(k)
      Plan.

11) Includes 448 shares held jointly by reporting person and wife and 10,272 shares held by reporting person in Union National 401(k) Plan.

12)   Includes 701 shared held jointly by reporting person and wife.

13) The Union National 401(k) plan, while owning 7.2% of the outstanding stock of the Company, does not control the voting of those shares. Each participant is forwarded a proxy statement and casts his vote according to the same rules as any other stockholder.

14)   Includes 64,272 shares held by trustees for the benefit of Virginia C.
      Wantz.


                          CORPORATE COMPENSATION POLICY

         The Management Oversight Committee of the Board of Directors sets compensation guidelines for the Chief Executive Officer and other executive officers of the Company and the Bank. Such guidelines are intended to provide suitable rewards for individual performance and to tie such performance to increased stockholder value. While stock performance may be one indicator of stockholder value, several factors such as regulatory capital strength, asset quality, and other factors also represent valid bases on which to judge management's performance. Total compensation includes base salary, benefits, short and long term incentives and perquisites.

                      MANAGEMENT OVERSIGHT COMMITTEE REPORT

         The guidelines used by the Committee involve the following factors: corporate profitability measured by return on assets (ROA), stock price, asset quality, loss reserve levels, market-share, regulatory capital strength, cost control, and regulatory examinations.

         Annually, at year end, the Committee reviews the base compensation and benefit levels of the CEO, and other executive officers. Each officer's compensation is based on their contribution to the Company and the Bank, and their meeting of the goals and objectives as set forth in the Strategic Plan. To verify that the compensation and benefits are reasonable and competitive, they are compared with those of executive officers of similarly-sized financial services companies in the Mid-Atlantic region. These companies are other banks and thrift institutions. The objective is to set base pay at a level comparable to that being paid by other successful community banking organizations. Such compensation must be maintained at a level sufficient to attract and retain qualified executives. These surveys are readily available in the marketplace and are relied upon by the industry.

         The individual components of the Company's compensation program include:

         (a) Base Salary. Base salary levels are established for senior officers primarily based upon the valuation of historical performance, degree of responsibility and level of expertise. In addition, the Management Oversight Committee considers compensation data available through various surveys including the Sheshunoff Bank Executive & Director Compensation Survey, Bank Administration Institute Key Executive Compensation Surveys and Starkey & Beall Regional Financial Industry Salary Survey.

         (b) Annual Incentives/Bonuses (Short-term Incentive). In 1996 the Bank adopted a Management Incentive Compensation Program ("MIP") for key officers other than the Chief Executive Officer. The MIP was designed to be similar to existing plans of other banks and financial service companies. The MIP, like these plans in general, requires a considerable degree of specificity with regard to the performance measures and evaluations, which are benchmarked to industry incentive practices. MIP allows the Management Oversight Committee to establish annual performance measures to be used in conjunction with the goals in the Company's strategic plan. Executives are eligible for incentive compensation expressed as a percentage of their base salaries for meeting established performance measures. In addition to the MIP the bank has an annual Profit Sharing Bonus Program which has a targeted payout of 0 to 5% of profits. The level of payout is determined by the Board of Directors based on performance versus pre-determined net income targets. All employees that meet the seniority and performance requirements are eligible to participate.

         (c) Stock Option Award (Long-term Incentive). The Management Oversight Committee believes that the granting of stock options is the most appropriate form of long-term compensation for key officers, since awards of equity encourage ownership in the success of the Company. Stock option grants are discretionary and are limited by the terms and conditions of the Company's 1997 Stock Option Plan which was approved by the shareholders at the 1997 annual meeting. In 1997 a total of 19,900 options were granted (see table below).

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Management Oversight Committee of the Board of Directors serves as compensation committee of the Company and the Bank. The current members of the Management Oversight Committee are Virginia W. Smith, Donald C. Essich, K. Wayne Lockard, Robert L. Bullock, Kenneth B. Wright, William R. Klinger and Dean H. Griffin. Ms. Smith is the current CEO and President of the Bank. While Ms. Smith was specifically excluded from any committee discussion concerning her own compensation, she did participate in the committee's discussion concerning other key executive compensation.

                              EMPLOYMENT CONTRACTS

         Virginia W. Smith entered into an employment contract with the Bank effective August 9, 1995 ("Employment Contract") by which she was made Executive Vice President of the Bank. Ms. Smith became President of the Bank on January 12, 1996. Under the Employment Contract, her term as President is for one year, which term and the Employment Contract are automatically renewed each year unless either party provides 120 days advance notice to the contrary. The Employment Contract further provides that if Ms. Smith's employment is terminated for a reason other than for cause, she will be paid her then-current salary and benefits for 12 months thereafter ("Severance Pay"). In addition, if following a merger or other corporate reorganization in which the

Bank is not the survivor, Ms. Smith's duties and authorities are diminished or her salary is decreased or she is forced to relocate, Ms. Smith can make a claim for Severance Pay. If the Bank disagrees that Severance Pay is owing, the dispute is subject to binding arbitration.

                             EXECUTIVE COMPENSATION

         The following table provides certain information concerning compensation of the Company's Chief Executive Officers. None of the Company's other executive officers earned more than $100,000 in the fiscal year ended December 31, 1997.

                           Summary Compensation Table


                                      Annual Compensation                         Long-term Compensation Awards
                                      -------------------                         -----------------------------
Name & Principal Position  Year       Salary         Other Annual Compensation       Securities Underlying Options
-------------------------  ----       ------         -------------------------       -----------------------------
Virginia W. Smith         1997        137,100.00              17,255(1)                  8,400 shares (3)
President and Chief
Executive Officer         1996        128,576.71              13,831(2)

Joseph H. Beaver, Jr.     1996          6,923.07              20,322.50(5)
President and Chief
Executive Officer (4)     1995        120,000.00              35,891.71(6)



(1) Automobile allowance, deferred director fees and matching contributions by the Bank under the Employee Savings & Benefit Plan.
(2) Automobile allowance, director fees and unused sick pay.
(3) Share amounts have been adjusted to reflect the 2-for-1 stock split effected in the form of a 100% stock dividend.
(4) Mr. Beaver served as CEO from January 1, 1996 to January 12, 1996.
(5) Represents payments to Mr. Beaver under the Supplemental Executive Retirement Plan.
(6) Includes the value of the use of a company automobile in the amount of $5,136, sick pay ($2,307.69); Union National `s contributions to 401(k) Plan ($3,601.16); Senior Employee's Retirement Plan ($17,346.86); Director fees ($6,000) and ($1,500) bonus paid for 1995 year. Does not include Mr. Beaver's bonus of ($5,708.71) for 1994 that was paid to him in 1995.

                                  STOCK OPTIONS

         The following table sets forth information regarding stock options to purchase Company Common Stock granted to the named executives during 1997.

                       OPTIONS GRANTED IN FISCAL YEAR 1997

                              Individual Grants (1)



                                                                                            Potential realizable value at
                                                                                            assumed annual rates of stock
                                                                                            price appreciation for ten years
                                                                                            --------------------------------
                     Number of          Percent of      Exercise of
Name                 Options Granted    Total Options   Base Price      Expiration Date             5%              10%
----                ----------------    -------------  -----------      ---------------            ---              ---
Virginia W. Smith       8,400(2)             42%          21.00            12-31-07             $ 76,730        $226,668
Aggregate of Other     11,500                58%          21.00            12-31-07             $105,047        $310,319
   Key Employees



(1) All options granted on December 31, 1997. Options exercisable to the extent of 20%, 40%, 60%, 80%, 100% on December 31, 1998, 1999, 2000, 2001 and 2002
respectively.
(2) Represents entire form of incentive compensation for the years
1996 and 1997.

No options were exercised during the fiscal year ended December 31, 1997.

                          KEY EMPLOYEE RETENTION PLANS

         In December 1997 the Bank adopted a Key Employee Retention Plan to provide incentives to attract and retain key employees. The Plan shall be administered by the Board of Directors and is subject to the provisions of the Plan and applicable law. Participation in the Plan is restricted to key employees and approved by the Board of Directors. The Plan provides severance benefits in the event a participant's employment is terminated as a result of a Change of Control of the Company. The Plan defines Change of Control as a change of beneficial ownership of 50% or more of the Company's Common Stock. The Plan provides that participants may receive from a minimum of 6 months base salary to a maximum of 30 months based on level in the organization and years of service. Severance payments will be reduced by any amounts granted under any other plan or contract with the Company. Severance will also be adjusted based on any amount received from other employment during the severance period.

                           PENSION PLAN & THRIFT PLAN

         The Company does not presently have any employee benefit plans. Employee benefits are administered through plans sponsored by the Bank. The Bank sponsors a defined benefit pension plan covering substantially all employees. Benefits are based on years of service and the employee's compensation. The Bank's funding strategy has been to contribute the maximum amount deductible for income tax purposes. Contributions provide not only for benefits attributed to service to date, but also for those expected to be earned in the future. Net pension cost for 1997, 1996 and 1995 includes the following components:


                                                      1997          1996            1995
                                                      ----          ----            ----
Service cost-benefits earned during the year      $  83,251      $  86,195      $  71,154
Interest cost on projected benefit obligation        65,815         84,964         88,382
Actual return on plan assets                        (93,269)      (103,395)      (139,897)
Net amortization and deferral                        61,321         54,406         76,498
                                                  ---------      ---------      ---------
                                                  $ 117,118      $ 122,170      $  96,137
Additional expense related to settlement of
pension obligations                                  88,718        155,612           --
                                                  ---------      ---------      ---------
                                                  $ 205,836      $ 277,782      $  96,137
                                                  ---------      ---------      ---------
                                                  ---------      ---------      ---------


         During 1997, the Bank's defined benefit pension plan made lump sum payments to plan participants which met the criteria for a settlement of pension obligations as defined in SFAS No. 88 "Employers' Accounting for Settlements and Curtailments of Defined Benefit Plans and for Termination Benefits". This settlement resulted in additional pension expense of $88,718 for the year ended December 31, 1997.

         The weighted-average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.25% for 1997, 7.50% for 1996 and 1995. The expected long-term rate of return on assets was 7.25% for 1997, 7.50% for 1996 and 1995.

         The Bank has an Employee Savings and Investment Plan, 401(k), in which substantially all employees are eligible to participate. Under the terms of the Plan, the Bank may match employee contributions up to 6% of compensation. The Bank's contributions to the Plan were $62,564 for 1997, $56,314 for 1996 and $56,978 for 1995.

         The Bank had also made agreements with certain officers to provide additional retirement benefits under a Supplemental Executive Retirement Plan ("SERP"). This program was designed to, when combined with Social Security and the Defined Benefit Plan, give those officers covered approximately 60% of final salary. The SERP is unfunded so that amounts payable represent unsecured liabilities of the Bank, subject to claims of secured creditors. At this time SERP is no longer actively offered and the single remaining participant in the SERP has retired and begun receiving benefits. The amount included in operating expenses was ($9,754) for 1997, $61,561 for 1996 and $52,108 for 1995.

                              FINANCIAL STATEMENTS

         The Company is providing to its stockholders, either with this proxy statement or earlier by separate mailing, an annual report containing audited consolidated financial statements for the year ended December 31, 1997 (including management's discussion and analysis of financial condition and results of operations). A copy of the Form 10-K, as filed with the Securities & Exchange Commission, is available without charge upon written request to Gabrielle M. Peregoy, Vice President, Union National Bank, P.O. Box 189, Westminster, Maryland 21158.

                                PERFORMANCE GRAPH

         The Performance Graph shown below compares the cumulative total return to Company stockholders over the most recent five year period with both the NASDAQ Composite Index (reflecting overall stock market performance) and the NASDAQ Bank Index (reflecting changes in banking industry stocks.) Returns are shown on a total return basis, assuming the reinvestment of dividends. The NASDAQ Bank Index reflects performance on a straight appreciation basis, as annual dividend data was not yet available for this index. It should be noted that Union National Bancorp, Inc. was not listed on NASDAQ during this period and the performance of the stock may be more accurately compared to other non-listed stocks. No such comparable index is available at this time.

                                    [GRAPHIC]

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than ten percent of the Company's Common Stock (a "Section 16 Insider") to file monthly and annual reports of ownership and changes in ownership of such shares with both the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers, Inc. (the "NASD").

         Additionally, Section 16 Insiders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. In order to serve as a deterrent against possible insider trading, Section 16(b) separately contains an absolute prohibition against any Section 16 Insider engaging in any purchase and sale transaction(s) in the Company's Common Stock in any six-month period and also allows the Company to recover any so-called "short-swing" profits resulting from any such transactions.

         To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, all Section 16 filing requirements applicable to the Company's executive officers, directors and greater than ten percent beneficial owners were complied with, except that in the initial filing of Form 3's, Directors Smith and Brauning inadvertently failed to include shares held in the Union National Bank 401(k) Plan and Director Scott inadvertently failed to include shares owned in his DDA PTA Pension Plan. Amended Form 3's were filed promptly upon discovery. In addition, 10 Form 5's were filed four days late, on February 19, 1998. The forms were required due to purchases of shares under the Dividend Reinvestment Plan as well as grants of Employee Stock Options. Both the DRIP purchases and the option grants occurred on December 31, 1997. After both reviewing the matter and consulting with outside legal counsel, the Company believes that these filing deficiencies represent only isolated and technical violations of the reporting requirements of Section 16(a) and in no event constitutes any violation - technical, substantive or otherwise - of the short-swing profit recovery provisions of Section 16(b).

                    RATIFICATION OF AUDITORS (PROPOSAL NO. 2)

         The accounting firm of Keller Bruner & Company, L.L.C. ("K.B.") has acted as the Company's independent public accountants for the year ended December 31, 1997 and has been recommended by the Finance and Control Committee and selected by the Board of Directors to act as such for the current fiscal year, subject to the ratification by the stockholders. A partner of K.B. is expected to be present at the annual meeting and will be available to respond to appropriate questions.

         The Company engaged K.B. in place of its independent accounting firm, Stegman & Company, P.A. on the recommendation and approval of the Finance and Control Committee, which action was ratified by the full Board, after an extensive review and analysis of proposals submitted by three accounting firms. Stegman & Company, P.A. was not dismissed as a result of any disagreement. The reports of Stegman & Company, P.A. on the financial statements of the Company for each of the two fiscal years in the period ended December 31, 1996 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, auditing scope or accounting principles.

                              STOCKHOLDER PROPOSALS

         Proposals of stockholders to be presented at the 1999 Annual Meeting of Union National Bancorp, Inc. must be received by November 20, 1998 in order to be included in the proxy statement for such meeting which is currently scheduled for April 20, 1999.

                                  OTHER MATTERS

         The management of the Company knows of no matters to be presented for action at the meeting other than those mentioned above; however, if any other matters properly come before the meeting or at any adjournment or postponements thereof, it is intended that the persons named in the accompanying proxy will vote on such other matters in accordance with their judgment of the best interest of the Company.


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